Exhibit 99.1

FOR IMMEDIATE RELEASE

LatAmGrowth SPAC Announces Adjournment of Extraordinary General Meeting

New York, NY– October 4, 2023, LatAmGrowth SPAC, a Cayman Islands exempt company (“we”, “us”, “our”, or the “Company”), today announced that the extraordinary general meeting originally scheduled for September 21, 2023, and previously adjourned to September 28, 2023, and further adjourned to October 5, 2023 (the “Extraordinary General Meeting”) has been cancelled and is permanently adjourned. The Extraordinary General Meeting had been previously called to vote on resolutions:

1.       to permit the Company to liquidate and wind up early by approving, as a special resolution, the amendment of the Company’s amended and restated memorandum and articles of association to (i) advance the date by which the Company must consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities from November 27, 2023 to the date after the Extraordinary General Meeting and (ii) allow the Company to remove up to $100,000 of interest earned on the amount on deposit in the Trust Account prior to redeeming the Public Shares in connection with the Extraordinary General Meeting in order to pay dissolution expenses of the Company; and

2.       to approve, as a special resolution, Amendment No. 2 to the Trust Agreement to allow the Company to remove up to $100,000 of interest earned on the amount on deposit in the trust account established by the Trust Agreement prior to redeeming the Public Shares in connection with the Extraordinary General Meeting in order to pay dissolution expenses of the Company.

In connection with the Extraordinary General Meeting, certain shareholders have tendered their public shares to Continental Stock Transfer & Trust Company (the “Transfer Agent”) for redemption. The Company will instruct the Transfer Agent to return the public shares to the persons who tendered them for redemption.

About LatAmGrowth SPAC

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus its search on high growth companies in Latin America, including Brazil, as well as businesses in the United States that cater to the Hispanic community: (1) with significant technological advantages, and/or (2) that are well positioned to benefit from the favorable structural and secular trends of the emerging middle class.

Contacts

Investors

LatAmGrowth SPAC

Gerard Cremoux

Chief Executive Officer & Chief Financial Officer

cremoux@latamg.com